Exhibit 99.1

Cable ONE Reports Fourth Quarter and Full Year 2015 Results

Strategic Transition to HSD and Business Services-Focus Propels Adjusted EBITDA and Free Cash Flow Growth

March 2, 2016 – Phoenix, Arizona – (BUSINESS WIRE) - Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the three and twelve months ended December 31, 2015.

Key fourth quarter 2015 highlights:

●

Net income was $26.1 million. Adjusted EBITDA[1] was $88.0 million, an increase of 12.7%, year-over-year, with an Adjusted EBITDA Margin[1] of 43.2%. The increase in Adjusted EBITDA was partially a result of the positive net impact of $2.3 million for certain insurance-related benefits and other costs realized during the quarter. Excluding the net impact of these benefits and costs, fourth quarter Adjusted EBITDA grew by 9.7% year-over-year with an Adjusted EBITDA Margin of 42.1%.

●	Free Cash Flow[1] was $35.3 million, an increase of 11.0% compared to the fourth quarter of 2014.

●	Business services revenues were $23.3 million, an increase of 13.5% year-over-year.

●	Residential data revenues were $77.9 million, an increase of 14.2% year-over-year.

●	Residential data and business services revenues grew to 49.7% of total revenues compared to 44.0% in the fourth quarter of 2014.

Key full year 2015 highlights:

●	Net income was $89.0 million. Adjusted EBITDA[1] was $317.7 million, an increase of 4.0% compared to 2014, with an Adjusted EBITDA Margin[1] of 39.4%.

●	Free Cash Flow[1] was $161.6 million, an increase of 26.2% compared to 2014.

●	Business services revenues were $88.7 million, an increase of 15.5% compared to 2014.

●	Residential data revenues were $294.5 million, an increase of 10.8% compared to 2014.

●	Non-video customers grew to 45% of total customers from 34% in 2014.

●	Capital expenditures totaled $156.1 million, a decrease of 12% compared to 2014.

“We are very pleased with our financial results for the fourth quarter and full year, which were primarily driven by higher HSD and business services revenues, combined with continued cash flow and margin expansion,” said Tom Might, Chairman and CEO of Cable ONE. “The capital investments we have made over the past several years place us in a position to take advantage of the growth of our HSD product and to utilize our superior broadband technology to bring the fastest speeds to customers in our markets. We believe that these investments and the 2016 launch of our Gigabit service, GigaONE™, to the majority of our markets will allow us to continue to improve the customer experience and build value for our shareholders.”

1Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are defined in the section entitled “Use of Non-GAAP Financial Metrics” of this press release.  Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are reconciled to net income in the Financial Results tables of this press release.

Fourth Quarter Financial Results	(Unaudited and $ in '000s, except per share data)
	Three Months Ended December 31,
	2015	2014	$ Change	% Change
REVENUES
Residential Video	$77,953	$84,916	$(6,963)	-8.2%
Residential Data	77,876	68,217	9,659	14.2%
Residential Voice	12,678	15,130	(2,452)	-16.2%
Business Services	23,275	20,501	2,774	13.5%
Advertising Sales	8,870	9,711	(841)	-8.7%
Other	2,791	2,993	(202)	-6.7%
Total Revenues	203,443	201,468	1,975	1.0%
COSTS AND EXPENSES
Total Operating Costs and Expenses	152,418	157,062	(4,644)	-3.0%
Income from Operations	51,025	44,406	6,619	14.9%
Other (Expense), net	(7,639)	(957)	(6,682)	NM
Income Before Income Taxes	43,386	43,449	(63)	-0.1%
Provisions for Income Taxes	17,308	16,557	751	4.5%

NET INCOME	26,078	26,892	(814)	-3.0%
Net Income per Common Share	$4.44	$4.60	$(0.16)	-3.5%

Plus: Interest expense, net	7,289	-	7,289	NM
Provision for income taxes	17,308	16,557	751	4.5%
Depreciation and amortization	32,712	32,169	543	1.7%
Equity-based compensation expense	2,875	585	2,290	NM
Cash-based compensation expense	-	(232)	232	-100.0%
(Gain) on deferred compensation	(67)	(238)	171	-71.8%
Other expense, net	351	957	(606)	-63.3%
Loss on disposal of fixed assets	602	759	(157)	-20.7%
Billing system implementation costs	837	629	208	33.1%
Adjusted EBITDA	87,985	78,078	9,907	12.7%
Adjusted EBITDA Margin	43.2%	38.8%

Less: Cash paid for property, plant and equipment	(52,734)	(46,318)	(6,416)	13.9%

Free Cash Flow	$35,251	$31,760	$3,491	11.0%

Fourth Quarter 2015 Financial Results Compared to Fourth Quarter 2014

Revenues

Total revenues increased $2.0 million, or 1.0%, due primarily to increases in residential data and business services revenues as a result of customer count and rate increases, partially offset by decreases in residential video and residential voice revenues.

Residential video service revenues declined $7.0 million, or 8.2%, due primarily to residential video customer losses, partially offset by the impact of video rate increases.

Residential data service revenues increased $9.7 million, or 14.2%, due primarily to a rate increase in the fourth quarter, a 2.5% increase in residential data customers and an increase in the share of customers subscribing to premium tiers.

Residential voice service revenues declined $2.5 million, or 16.2%, due primarily to a 15.2% decline in residential voice customers.

Business services revenues increased $2.8 million, or 13.5%, due primarily to a 10.9% increase in business customers.

Advertising sales revenues declined $0.8 million, or 8.7%, due to the negative impact of decreased video subscribers.

Operating Costs and Expenses

Total operating costs and expenses decreased $4.6 million, or 3.0%, due primarily to the positive net impact of $2.3 million for certain insurance-related benefits and other costs realized during the quarter and decreases in selling, general and administrative expenses, partially offset by increased depreciation expense. The increase in depreciation expense was primarily attributable to capital additions in 2015 and 2014.

Other Expense, Net

Other expense, net increased $6.7 million, primarily due to interest expense of $7.3 million for the fourth quarter of 2015, which was attributable to the long-term debt we incurred in connection with the spin-off. No interest expense was incurred in 2014.

Net Income

Net income was $26.1 million for the fourth quarter of 2015, compared to $26.9 million for the fourth quarter of 2014.

Adjusted EBITDA

Adjusted EBITDA of $88.0 million increased by 12.7%, due primarily to the impact of increases in HSD customers, business services customers and an HSD rate increase. There was also approximately $2.3 million of positive net impact of certain insurance-related benefits and other costs realized during the quarter. Excluding the net impact of these benefits and costs, fourth quarter Adjusted EBITDA grew by 9.7% year-over-year with an Adjusted EBITDA Margin of 42.1%.

Capital Expenditures

Capital expenditures totaled $52.7 million in the fourth quarter of 2015 compared to $46.3 million during the fourth quarter of 2014. The increase was primarily due to the increase in spending for customer premise equipment, our all-digital initiative, plant upgrades, channel bonding and fiber deployment.

Liquidity

During the fourth quarter of 2015, our cash and cash equivalents decreased by $25.3 million versus the prior quarter ended September 30, 2015, and at December 31, 2015, we had approximately $119.2 million of cash on hand. The significant decrease in cash during the fourth quarter of 2015 is primarily attributable to cash payments for interest, capital equipment and a $22.0 million estimated federal tax payment we made in December 2015. In addition, we repurchased 23,933 shares under our stock repurchase program at an aggregate cost of $10.4 million during the fourth quarter of 2015.

Full Year Financial Results	($ in '000s, except per share data)
	Year Ended December 31,
	2015	2014	$ Change	% Change
REVENUES
Residential Video	$332,716	$361,668	$(28,952)	-8.0%
Residential Data	294,486	265,718	28,768	10.8%
Residential Voice	50,148	62,396	(12,248)	-19.6%
Business Services	88,741	76,829	11,912	15.5%
Advertising Sales	31,034	35,362	(4,328)	-12.2%
Other	10,141	12,839	(2,698)	-21.0%
Total Revenues	807,266	814,812	(7,546)	-0.9%
COSTS AND EXPENSES
Total Operating Costs and Expenses	645,524	650,999	(5,475)	-0.8%
Income from Operations	161,742	163,813	(2,071)	-1.3%
Other Income (Expense), net	(16,322)	74,196 [2]	(90,518)	-122.0%
Income Before Income Taxes	145,420	238,009	(92,589)	-38.9%
Provisions for Income Taxes	56,387	90,700	(34,313)	-37.8%

NET INCOME	89,033	147,309	(58,276)	-39.6%
Net Income per Common Share	$15.19	$25.21	$(10.02)	-39.7%

Plus: Interest expense, net	16,090	-	16,090	NM
Provision for income taxes	56,387	90,700	(34,313)	-37.8%
Depreciation and amortization	140,635	134,167	6,468	4.8%
Equity-based compensation expense	9,213	2,197	7,016	NM
Cash-based compensation expense	526	1,345	(819)	-60.9%
(Gain) loss on deferred compensation	(1,141)	1,119	(2,260)	-202.0%
Other expense (income), net	232	(74,196)	74,428	-100.3%
Loss on disposal of fixed assets	1,735	933	802	86.0%
Billing system implementation costs	5,007	1,887	3,120	165.3%
Adjusted EBITDA	317,717	305,461	12,256	4.0%
Adjusted EBITDA Margin	39.4%	37.5%

Less: Cash paid for property, plant and equipment	(156,136)	(177,400)	21,264	-12.0%

Free Cash Flow	$161,581	$128,061	$33,520	26.2%

2 Includes income from the gain on sale of wireless spectrum licenses.

Full Year 2015 Financial Results Compared to Full Year 2014

Revenues

Total revenues declined $7.5 million, or 0.9%, due primarily to declines in residential video and residential voice revenues of $29.0 million and $12.2 million, respectively, as a result of changes in customer mix, partially offset by increases in residential data and business services revenues.

Residential video service revenues declined $29.0 million, or 8.0%, due primarily to residential video customer losses of 19.8% and digital customers purchasing fewer digital tiers of service, partially offset by video rate increases and a reduction in promotional discounts.

Residential data service revenues rose $28.8 million, or 10.8%, due primarily to an increase in residential data customers of 2.5%, a reduction in price discounting, a rate increase in the fourth quarter of 2015 and increased subscriptions to enhanced data packages by residential customers.

Residential voice service revenues declined $12.2 million, or 19.6%, due primarily to a 15.2% decline in residential voice customers.

Business services revenues rose $11.9 million, or 15.5%, due to growth in our business video, data and voice services to small and medium-sized businesses. Overall, business services comprised 11.0% of our total revenues for 2015, compared to 9.4% of our total revenues for 2014.

Advertising sales revenues declined $4.3 million, or 12.2%, due primarily to the negative impact of decreased video customers on the number of viewers available to be reached by advertising spots.

Operating Costs and Expenses

Total operating costs and expenses declined $5.5 million, or 0.8%, due primarily to a $17.0 million decrease in operating expenses, partially offset by increases in selling, general and administrative expenses of $5.1 million and depreciation and amortization of $6.5 million.

Other Income/Expense, Net

Other income/expense, net had a negative variance of $90.5 million, primarily driven by a non-operating gain of $75.2 million that we recognized in the third quarter of 2014 from our sale of certain wireless spectrum licenses as well as the incurrence of $16.1 million of interest expense in 2015 attributable to our long-term debt.

Net Income

Net income was $89.0 million, compared to $147.3 million in 2014. The significantly higher net income in 2014 was due primarily to the $75.2 million non-operating gain described above.

Adjusted EBITDA

Adjusted EBITDA of $317.7 million increased by 4.0%, due primarily to the impact of increases in HSD customers, business services customers and rate increases. Our Adjusted EBITDA margin was 39.4%.

Capital Expenditures

Capital expenditures totaled $156.1 million in 2015 compared to $177.4 million in 2014.

Liquidity

During 2015, our cash and cash equivalents increased by $112.8 million, and at December 31, 2015, we had approximately $119.2 million of cash on hand, compared to $6.4 million on December 31, 2014. We repurchased 38,136 shares under our stock repurchase program at an aggregate cost of $16.4 million during 2015.

Operating Statistics	As of December 31,		YOY Change
	2015	2014	TOTAL	%
HOMES PASSED	1,643,877	1,470,336	173,541	11.8	% [3]

TOTAL CUSTOMERS
Total	664,604	686,671	(22,067)	-3.2%
Non-video	296,408	235,454	60,954	25.9%
Percent of Total	45%	34%

RESIDENTIAL CUSTOMERS	617,220	643,938	(26,718)	-4.1%
Video	349,879	436,370	(86,491)	-19.8%
Data	460,977	449,839	11,138	2.5%
Voice	111,028	130,935	(19,907)	-15.2%
PSUs	921,884	1,017,144	(95,260)	-9.4%

BUSINESS CUSTOMERS	47,384	42,733	4,651	10.9%
Video	14,271	14,847	(576)	-3.9%
Data	40,264	38,615	1,649	4.3%
Voice	16,066	18,578	(2,512)	-13.5%
PSUs	70,601	72,040	(1,439)	-2.0	% [4]

PENETRATION
Video	22.2%	30.7%		-8.5%
Data	30.5%	33.2%		-2.7%
Voice	7.7%	10.2%		-2.4%

SHARE OF FOURTH QUARTER REVENUES
Residential Data	38.3%	33.9%		4.4%
Business Services	11.4%	10.2%		1.2%
Total	49.7%	44.1%		5.6%

ARPUs - FOURTH QUARTER [5]
Residential Video	$72.62	$63.38	$9.24	14.6%
Residential Data	$56.48	$50.72	$5.76	11.4%
Residential Voice	$37.39	$37.87	$(0.48)	-1.3%
Business Services	$165.55	$164.59	$0.95	0.6%
Total Customers	$101.80	$97.17	$4.63	4.8%

ASSOCIATES	1,972	2,022	(50)	-2.5%

[3]	Increase in homes passed is primarily attributable to converting data into a new billing system, which generally counts each unit in a multi-dwelling unit as one home passed; whereas our prior billing system generally counted each multi-dwelling unit as a single home passed.
[4]	Decrease in business PSUs is primarily attributable to converting data into a new billing system, which counts each business customer relationship at a unique business address as a single customer; whereas our prior billing system calculated multiple relationships based on revenue generated at an address.
[5]	Calculated using three month average customer counts.

Operating Statistics

During 2015, we had a reduction of 22,067 total customers, or 3.2%, due primarily to a loss of 26,718 residential customers, representing a decline of 4.1%, partially offset by an increase of 4,651 business services customers, or 10.9%.

Conference Call

Cable ONE will host a conference call on Thursday, March 3, 2016 at 11 a.m. Eastern Time related to the contents of this release.

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10081083. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. Eastern Time.

A replay of the call will be available from Friday, March 4, 2016 until Friday, March 18, 2016 on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are reconciled to net income in the Financial Results tables of this press release.

“Adjusted EBITDA” is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity-based and cash-based compensation expense, (gain) loss on deferred compensation, (gain) loss on disposal of fixed assets, other (income) expense, net and other unusual operating expenses, as defined in the Financial Results table of this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

“Free Cash Flow” is defined as Adjusted EBITDA, less cash paid for property, plant and equipment (also referred to as capital expenditures in this press release).

The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow to assess its performance and its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures for evaluating the operating performance of the Company. Adjusted EBITDA, Adjusted EBITDA Margin and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA Margin may not be directly comparable to similar measures reported by other companies.

The Company believes that Free Cash Flow is useful as it shows the Company’s performance while taking into account cash outflows and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders. The Company also believes that Free Cash Flow is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although its measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States. Serving nearly 700,000 customers in 19 states with high-speed Internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle

Public Relations Director	CFO

602-364-6372	602-364-6505

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	our ability to retain key employees;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our video, data and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in U.S. GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled Risk Factors in our Registration Statement on Form 10 as filed with the SEC.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.